Exhibit 10.51

October 22, 2003

Garth Saloner

c/o QRS Corporation

1400 Marina Way South

Richmond, CA 94804

Re:	Restricted Share Right Grant

Dear Garth:

Pursuant to its 1993 Stock Option/Stock Issuance Plan (the “Plan”), QRS Corporation (the “Company”) hereby grants you Twenty Thousand (20,000) restricted share rights (“share rights”) with respect to its Common Stock (“Common Stock”). These share rights are granted to you in accordance with the restrictions, terms and conditions hereinafter set forth and are in all respects limited and conditioned by the provisions of the Plan.

1. Each share right entitles you to receive one share of Common Stock on the date that the share rights vest in accordance with paragraph 2 (the “Vesting Date”). A certificate representing the shares of Common Stock will be issued without restriction on or as soon as practicable following the Vesting Date of the share right, provided that such share right has not been terminated or canceled before such date in accordance with the provisions hereinafter set forth.

2. Your share rights will vest in two equal installments, one installment of 50% on October 1, 2004 and the remaining installment of 50% on the date of the 2005 annual meeting of the Company’s stockholders (“2005 Annual Meeting”), provided that, in each case, you remain a director of the Company through such date. However, (a) if you are a director of the Company at the time of a Change of Control or Corporate Transaction (both as defined in the Plan, except that for purposes of this agreement a Corporate Transaction shall not include any merger, whether forward or reverse, if, immediately after the merger, securities possessing 50% or more of the total combined voting power of the surviving entity or parent thereof are beneficially owned, directly or indirectly, by those persons who were the Company’s stockholders immediately before the merger in substantially the same proportion as their stockholdings immediately before the merger) that occurs before October 1, 2004, 50% of your share rights plus 1/365th of 10,000 share rights for each day of service you provided from October 1, 2003 through the date of such Change in Control or Corporate Transaction (such number of shares rounded up to the nearest whole share) will immediately vest in full upon such a Change of Control or Corporate Transaction and (b) if you are a director of the Company at the time of a Change of Control or Corporate Transaction that occurs on or after October 1, 2004 and before

Garth Saloner

October 22, 2003

the 2005 Annual Meeting, the second installment of your outstanding share rights will immediately vest in full upon such a Change in Control or a Corporate Transaction.

Except as provided in the previous paragraph, if your service as a director terminates for any reason before the date of the 2005 Annual Meeting, any share right held by you that has not vested before the date of your cessation of service will be canceled automatically and will no longer be outstanding and no shares of Common Stock will be issued hereunder with respect to each canceled share.

3. The issuance of shares of Common Stock under vested share rights is subject to satisfaction of any and all tax withholding obligations that may in the future be imposed with respect to such shares. At your discretion, the number of shares of Common Stock which you would otherwise be entitled to receive on the Vesting Date may be reduced by that number of shares which, as of that date, has an aggregate Fair Market Value (as defined in the Plan) equal to the employer’s minimum statutory tax withholding obligations applicable to the shares issuable on that date.

4. Your share rights hereunder may not be sold, assigned, transferred, alienated, subject to garnishment or otherwise encumbered in any manner other than by transfer by will or the laws of descent and distribution.

5. The issuance of shares of Common Stock hereunder is subject to the procurement by the Company of all approvals and permits required by regulatory authorities having jurisdiction over the share rights and stock to be issued hereunder. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any Common Stock hereunder will relieve the Company of any liability with respect to the non-issuance of the Common Stock as to which such approval is not obtained. The Company, however, will use its best efforts to obtain all such approvals.

6. If any change is made to the Common Stock issuable hereunder by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) will make appropriate adjustments to such share rights to prevent the enlargement or dilution of your rights thereunder.

7. You will not have any rights as a shareholder with respect to the shares of Common Stock issuable hereunder until you have been issued a stock certificate for such shares. It is the intention of the parties that the Company’s obligations under your share rights are unfunded for purposes of the Internal Revenue Code and that the Employee Retirement Income Security Act of 1974 does not apply to your share rights.

Garth Saloner

October 22, 2003

8. The Compensation Committee, may, in its discretion, modify or waive any or all of the terms, conditions or restrictions hereof, provided, however, that no such modification or waiver may, without your consent, adversely affect your rights hereunder.

9. The Compensation Committee has full authority to administer the Plan, including authority to interpret and construe any provision thereof and hereof and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Compensation Committee are final and binding on all persons who have an interest in the Plan.

10. This agreement does not constitute a contract of service. Neither the grant of this share right, nor any action taken under the terms of this share right or the Plan, nor any provision of this share right or the Plan will be construed to grant you the right to remain in the service of the Company (or any subsidiary or parent of the Company) for any period of specific duration, and the ability of the Company (or any subsidiary or parent of the Company retaining your services) or you to terminate your services shall be unaffected by this agreement.

If the foregoing is satisfactory, please sign, date and return the enclosed copy of this letter to me.

Very truly yours,

/s/ Elizabeth A. Fetter
Elizabeth A. Fetter
President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Garth Saloner
Garth Saloner